UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017 (February 8, 2017)

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada	001-33614	N/A
(State or other jurisdiction of incorporation)	(Commission File Number 001-33614)	(I.R.S. Employer Identification No.)

400 North Sam Houston Parkway East, Suite 1200

Houston, Texas 77060

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 876-0120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

Commitment Letter

As previously disclosed, on April 29, 2016, Ultra Petroleum Corp. (the “Company”) and each of its subsidiaries, Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC and UPL Three Rivers Holdings, LLC (collectively, with the Company, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re Ultra Petroleum Corp., et al., Case No. 16-32202 (MI).

On February 8, 2017, the Debtors filed with the Bankruptcy Court the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (the “Second Amended Plan” and, as may be amended, modified or supplemented from time to time, the “Plan”).

On February 8, 2017, the Debtors obtained a commitment letter (the “Commitment Letter”) from Barclays Bank PLC (including any affiliates that may perform its responsibilities thereunder, “Barclays”), pursuant to which, in connection with the consummation of the proposed Plan, Barclays has agreed to provide secured and unsecured financing in an aggregate amount of up to $2.4 billion, consisting of:

•	A seven-year senior secured first lien term loan credit facility (the “Term Loan Facility”) in an aggregate amount of $600.0 million;

•	A five-year senior secured first lien revolving credit facility (the “Revolving Facility”) in an aggregate amount of $400.0 million with an initial borrowing base (the “Borrowing Base”) (which limits the aggregate amount of first lien debt under the Revolving Facility and the Term Loan Facility) of $1.0 billion with scheduled semi-annual redeterminations starting on October 1, 2017; and

•	Senior unsecured bridge loans under senior unsecured bridge facilities (together with the Revolving Facility and the Term Loan Facility, the “Credit Facilities”) in an aggregate amount of $1.4 billion, consisting of (i) a five-year bridge facility in an aggregate principal amount of $700.0 million, less the aggregate principal amount of privately placed five-year senior unsecured notes of the Company, if any, issued on or prior to the closing date of the Credit Facilities (the “Closing Date”) and (ii) an eight-year bridge facility in an aggregate principal amount of $700.0 million, less the aggregate principal amount of privately placed eight-year senior unsecured notes of the Company, if any, issued on or prior to the Closing Date.

The Revolving Facility is anticipated to, among other things:

•	have capacity for the Debtors to increase the commitments subject to certain conditions;

•	have $100.0 million of the commitments available for the issuance of letters of credit; and

•	require the Company to maintain (A) a maximum total net debt to EBITDAX ratio of (i) 4.25 to 1.0 as of the end of the first full fiscal quarter after the closing date and each subsequent fiscal quarter of 2017 and (ii) 4.0 to 1.0 as of the end of each fiscal quarter thereafter, (B) a minimum current ratio of 1.0 to 1.0 and (C) a minimum interest coverage ratio of 2.5 to 1.0.

Based on the indicative pricing levels provided to the Company, the blended interest rate of the Credit Facilities on the effective date of the Plan (the “Blended Rate”) is expected to be approximately 5.10% per annum. The actual Blended Rate on the effective date of the Plan will depend on factors including, without limitation, the size of each tranche of the Credit Facilities and the results of the syndication process of such Credit Facilities, and may therefore be higher or lower than 5.10% per annum.

The Term Loan Facility is anticipated to, among other things, have capacity for the Debtors to increase the commitments, with such increase in commitments subject to certain conditions.

The Revolving Facility and Term Loan Facility will include customary affirmative and negative covenants, including, among other things, as to compliance with laws, delivery of quarterly and annual financial statements and oil and gas engineering reports, maintenance and operation of properties (including oil and gas properties), maintenance of a lien on, and delivery of title information with respect to, 85% of the Debtors’ proved oil and gas reserves, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, restricted payments and other customary covenants.

The Revolving Facility and Term Loan Facility will include events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to material indebtedness; bankruptcy; material judgments; and certain ERISA events. Many events of default are subject to customary notice and cure periods.

The commitments of Barclays to provide the Credit Facilities are subject to certain conditions set forth in the Commitment Letter, including but not limited to the Plan Support Parties’ (as defined below) reasonable satisfaction with the approval by the Bankruptcy Court of all actions to be taken, undertakings to be made and obligations to be incurred by the Debtors in connection with the Credit Facilities.

The Commitment Letter will terminate upon the occurrence of certain events described therein and the outside termination date for the Commitment Letter is May 9, 2017.

On February 8, 2017, the Debtors filed a motion with the Bankruptcy Court seeking authorization to enter into and perform under the Commitment Letter.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 9.	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Commitment Letter dated as of February 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORP.

February 9, 2017	By:	/s/ Garrett B. Smith
	Name:	Garrett B. Smith
	Title:	Vice President and General Counsel

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